SEVENTH AMENDMENT TO
SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF
LEPERCQ CORPORATE INCOME FUND II L.P.

This SEVENTH AMENDMENT TO SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF LEPERCQ CORPORATE INCOME FUND II L.P. (this “Amendment”) is made as of April 24, 2009 and effective as of March 26, 2009 by and among the entities and individuals signatory hereto.

A.           Lepercq Corporate Income Fund II L.P., a Delaware limited partnership (the “Partnership”) is governed by that certain Second Amended and Restated Agreement of Limited Partnership, dated effective as of August 27, 1998, as amended by that certain First Amendment thereto effective as of June 19, 2003, by Second Amendment thereto effective as of June 30, 2003, by Third Amendment thereto effective as of December 8, 2004, Fourth Amendment thereto effective as of January 3, 2005, Fifth Amendment thereto effective as of July 23, 2006, and Sixth Amendment thereto effective as of December 20, 2006 (the “Agreement”).  Unless otherwise defined, all capitalized terms used herein shall have such meaning ascribed such terms in the Agreement.

B.           Lex GP-1 Trust, a Delaware statutory trust, is the General Partner of the Partnership.

C.           Pursuant to Section 14.1.B.2 of the Agreement, the General Partner has the power, without the consent of any other Partner, to amend the Agreement as may be required to cure an ambiguity, correct or supplement any provision in the Agreement not inconsistent with law or with other provisions.

NOW, THEREFORE, the undersigned, being desirous of effectuating the foregoing and amending the Agreement accordingly, hereby enter into this Amendment, and amend the Agreement and any supplement to the Agreement entered into prior to the date hereof, as follows:

1.           Amendment to Article 1.

A.              The defined term “Redemption Factor” is hereby deleted in its entirety and replaced with the following:

“Redemption Factor” means 1.0, provided that in the event that LXP (i) declares or pays a dividend on its outstanding REIT Shares in REIT Shares or makes a distribution to all holders of its outstanding REIT Shares in REIT Shares, (ii) subdivides its outstanding REIT Shares, or (iii) combines its outstanding REIT Shares into a smaller number of REIT Shares, the Redemption Factor shall be adjusted by multiplying the Redemption Factor in effect immediately before such event by a fraction, the numerator of which shall be the number of REIT Shares issued and outstanding on the record date for such dividend, distribution, subdivision or combination (assuming for such purposes that such dividend, distribution, subdivision or combination has occurred as of such time), and the denominator of which shall be the actual number of REIT Shares (determined without the above assumption) issued and outstanding on the record date for such dividend distribution, subdivision or combination.  Any adjustment to the Redemption Factor (x) with respect to clause (i) of the immediately preceding sentence, shall become effective immediately after the effective date of such event retroactive to the day after the record date, if any, for such event, and (y) with respect to clauses (ii) or (iii) of the immediately preceding sentence, shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

B.              The following defined terms shall be added in alphabetical order to Article 1:

“REIT Dividend Limited Partners” means the Special Limited Partners, the Scannell Limited Partners, and the Duke Limited Partners.

“REIT Limited Partner Units” shall mean those Partnership Units issued to REIT Dividend Limited Partners pursuant to Section 4.1 and 4.2.

“REIT Dividend Limited Partner Unit Distribution Amounts” means such amounts of distributions for each REIT Dividend Limited Partner Unit that is equal to (x) the amount of cash distributions made in respect of one REIT Share outstanding on any given date multiplied by (y) the Redemption Factor on the applicable record date, such amount of REIT Dividend Limited Partner Unit Distribution Amounts being adjusted from time to time in accordance with the Redemption Factor.

2.           Amendment to Section 5.1.  Section 5.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

A.              General.  The General Partner shall distribute quarterly an amount equal to 100% of the Operating Cash Flow generated by  the Partnership during such quarter to the Partners, who are Partners on the Partnership Record Date with respect to such quarter in accordance with their respective Percentage Interests on such Partnership Record Date; provided, that in no event may a Partner receive a distribution of Operating Cash Flow with respect to a Partnership Unit if such Partner is entitled to receive a distribution out of such Operating Cash Flow with respect to a REIT Share for which such Partnership Unit has been redeemed or exchanged.

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B.              REIT Dividend Limited Partners.  For purposes of this Section 5.1, each REIT Dividend Limited Partner shall be entitled to receive distributions with respect to each Partnership Unit equal to the REIT Dividend Limited Partner Unit Distribution Amount.

C.              Phoenix Limited Partner.  Notwithstanding Section 5.1.A, the Phoenix Limited Partner shall receive a share of Operating Cash Flow equal to a cash distribution of $0.29 per Partnership Unit per quarter ($1.16 per Partnership Unit per annum), provided, that if LXP reduces its dividend below $1.16 then the distribution to which such Phoenix Limited Partner is entitled shall be reduced by the percentage reduction in the LXP divided, and provided, further, that if LXP increases its dividend above $1.16 then the distribution to which such Phoenix Limited Partner is entitled shall be increased by the percentage increase in the LXP dividend.

D.              Warren Limited Partners.  Notwithstanding Section 5.1.A, the Warren Limited Partners shall receive a share of Operating Cash Flow equal to a cash distribution of $0.29 per Partnership Unit per quarter ($1.16 per Partnership Unit per annum), provided, that if LXP reduces its dividend below $1.16 then the distribution to which such Warren Limited Partner is entitled shall be reduced by the percentage reduction in the LXP divided, and provided, further, that if LXP increases its dividend above $1.16 then the distribution to which such Warren Limited Partner is entitled shall be increased by the percentage increase in the LXP dividend.

3.      Amendment to Section 6.1(c).  Section 6.1(c) of the Agreement is hereby deleted in its entirety and replaced with the following:

For purposes of Reg Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of the amount of Partnership Minimum Gain and the total amount of Nonrecourse Built In Gain shall be allocated first to account for any income or gain to be allocated to the Phoenix Limited Partners and the Warrant Limited Partners pursuant to Sections 2B and 2D of Exhibit C and then among the Partners in accordance with their respective Percentage Interests, or as is otherwise permissible in accordance with Regulation Section 1.752-3(a)(3).

4.      Miscellaneous.  Except as amended hereby, the Agreement shall remain unchanged and in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment on behalf of the Partnership in accordance with the provisions of Section 14.1 of the Agreement as of the date first written above.

GENERAL PARTNER:

LEX GP-1 TRUST

By:	/s/ T. Wilson Eglin
T. Wilson Eglin
President

Consented to by a Majority of the Special Limited Partners:

THE LCP GROUP L.P.

By: Third Lero Corp., its general partner

By:	/s/ E. Robert Roskind
E. Robert Roskind
President

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